Exhibit 99.1

Cumberland House 1 Victoria Street, 7th Floor, Hamilton HM11, Bermuda Tel +1 441 494 6350 Fax +1 441 494 6390

PRIVATE & CONFIDENTIAL

July 29, 2013

The Board of Directors
American Safety Insurance Holdings Ltd.
31 Queen Street, 2nd Floor
Hamilton, Bermuda

Attn:  Stephen R. Crim

BY EMAIL

Dear Stephen:

Under separate cover and of even date herewith, Catalina Holdings (Bermuda) Ltd (“Catalina” or “we”) wrote to the Board of Directors (the “Board”) of American Safety Insurance Holdings, Ltd. (“American Safety”) to offer to acquire American Safety for $29.75 per share in cash, on substantially the same terms as set forth in the Agreement and Plan of Merger, dated as of June 2, 2013 (the “Merger Agreement”), by and among American Safety, Fairfax Financial Holdings Limited (“Fairfax”) and Fairfax Bermuda Holdings Ltd. We note that our offer could have been higher, however, the improvidently granted break-up fee and expense reimbursement payable to Fairfax currently makes it impossible for shareholders to receive full value for their American Safety shares.

We expect this revised offer to be considered in good faith by the Board.  While we do not believe that it would be in the best interests of the Board, American Safety or any of the other parties involved for us to do so at this point, if our revised offer is not fairly considered by the Board, we would expect to take such further actions, both in our capacity as a shareholder and as a potential acquiror of American Safety, as we believe necessary to remedy the multitude of flaws that have occurred in this sale process to date.

Simply put, the very fact that we have had to make this revised offer belies the notion that the sale process was intended to maximize shareholder value in the first place.  Had we been asked to increase our per share price above $29.25 prior to American Safety’s entry into the Merger Agreement, we would have.  However, despite the fact that Fairfax’s bid was a mere $0.25 per share higher, we were never asked to do so; in fact, Catalina was not given any valuation guidance or feedback at any point in the process.  Instead, we believe that the sale process was conducted in such a manner to ensure that management’s, and American Safety’s advisor’s, favored bidder -- Fairfax -- would win.

Our conclusions are supported by a number of statements included in American Safety’s proxy statement in connection with obtaining shareholder approval of the Merger Agreement.  Specifically:

1.           The Board considered the possibility of granting Fairfax exclusivity in the middle of May if it raised its price from $27.50 to $29.50 per share, shortly after Catalina had been asked by BofA Merrill Lynch to “reconfirm” a range of $28.00 to $29.00 per share, which we did.  If the Board was truly interested in maximizing the value to be received by shareholders, it would not have even considered granting exclusivity without contacting Catalina to assure that we would not pay more than the price at which exclusivity was being considered.  Furthermore, critical information about an acceptable sale price for American Safety was directly communicated to Fairfax, but was never shared with Catalina at any stage of the sale process.

2.           We were surprised to learn that on May 14, 2013, American Safety management suggested that Tower Group International, Ltd. (“Tower”) and Fairfax consider partnering in the submission of a final indication of interest.  While Fairfax representatives may have previously communicated to American Safety’s representatives that they would not be interested in continuing to write new business, we communicated this same intention in our letter to BofA Merrill Lynch dated April 8, 2013, and expressly requested permission to work with a renewal rights partner in order to submit a final proposal at the top of our valuation range, yet we were not offered this same opportunity to work with Tower.  Furthermore, we find it odd that this instruction would be given by American Safety management, and not the Board, given the fiduciary duties owed by the Board to American Safety.

3.           We continue to be surprised that the Board somehow believes that on May 15, 2013, BofA Merrill Lynch solicited “final proposals” on May 30, 2013.  While that may have been what the Board directed BofA Merrill Lynch to do, it is not what BofA Merrill Lynch actually did – as the process letter that we received requested “preliminary, non-binding” proposals on May 30, 2013.

4.           Following the receipt of fully-financed offers from each of Fairfax and Catalina, with near finally negotiated merger agreements with each party and no due diligence conditionality, given that there was only $0.25 (less than a 1% difference) in the per share prices being offered (and less than one-third of the break-up fee that the Board agreed with Fairfax), we find it confusing that the Board instructed BofA Merrill Lynch to confirm that each bid represented such party’s “best and final” offer, rather than instructing BofA Merrill Lynch to solicit revised proposals from each of Fairfax and Catalina. It is also surprising that BofA Merrill Lynch did not suggest to the Board that soliciting revised proposals was the appropriate next step, given that doing so would have been in the best interest of American Safety’s shareholders and suggested by every competent, non-biased financial advisor in the marketplace.

5.           We note that, contrary to the statement in the proxy statement, neither Catalina nor its financial advisor, RBC Capital Markets, LLC (“RBC”), ever flatly stated that $29.00 per share was the highest price it was willing to pay.  Rather, RBC responded to BofA Merrill Lynch’s question by stating that “without any further feedback” on the competitive dynamics of the sale process, Catalina had complied with the May 15, 2013 letter requesting “preliminary, non-binding” proposals.  RBC was led to believe by BofA Merrill Lynch that a Board meeting to review the proposals had not been held at that point and it was in the process of being set.  The discussion clearly implied that with price guidance, Catalina would be willing to raise its offer.  Obviously, as evidenced by our revised proposal, Catalina is willing to pay more than $29.25 per share.  It is a shame, however, that American Safety shareholders will not receive full value for their shares as a result of the break-up fee now payable to Fairfax.  These facts call into question the reasonableness of the Board’s beliefs that the Fairfax’s offer of $29.25 “maximizes value to American Safety’s shareholders” and that “no other potential purchaser was prepared to make an offer to acquire American Safety . . . on terms as favorable to American Safety and its shareholders as the price and terms offered by Fairfax.”

6.           Lastly, we are aware that both of the lead bankers at BofA Merrill Lynch are former employees of an affiliate of Fairfax and note from the proxy the $40.5 million that Fairfax has paid to BofA Merrill Lynch during the last two years.  Given the magnitude of those fees, together with the pre-existing, long-term relationships between the BofA Merrill Lynch bankers and Fairfax, we would have expected that the Board would have been more careful in determining whether an additional, independent financial advisor, may have been able to more appropriately address these inherent conflicts and provide the Board with independent financial advice.

As noted above, we do not believe that a full public airing of the numerous shortfalls in the sale process to date is in the interests of any of the parties involved at this time.  However, if the Board fails to appropriately consider our revised offer or if the sale process continues to be run in the manner that it has been run to date, our view is likely to change.

Yours sincerely,

/s/ Chris Fagan

Chris Fagan
Chief Executive
Catalina Holdings (Bermuda) Ltd